SUBJECT COMPANY:


	COMPANY DATA:

		COMPANY CONFORMED NAME:			ORIENTAL FINANCIAL GROUP INC.
		CENTRAL INDEX KEY:			0001030469
		STANDARD INDUSTRIAL CLASSIFICATION:	STATE COMMERCIAL BANKS [6022]
		IRS NUMBER:					66-0538893
		STATE OF INCORPORATION:			PR
		FISCAL YEAR END:				1231


	FILING VALUES:

		FORM TYPE:		SC 13G
		SEC ACT:		1934 Act
		SEC FILE NUMBER:	001-10746
		FILM NUMBER:


	BUSINESS ADDRESS:

		STREET 1:		997 SAN ROBERTO STREET
		STREET 2:		ORIENTAL CENTER 10TH FLOOR, PROFESSIONAL OFFICES PARK
		CITY:			SAN JUAN
		STATE:		PR
		ZIP:			00926
		BUSINESS PHONE:	7877716800


	MAIL ADDRESS:

		STREET 1:		997 SAN ROBERTO STREET
		STREET 2: 		ORIENTAL CENTER 10TH FLOOR, PROFESSIONAL OFFICES PARK
		CITY:			SAN JUAN
		STATE:		PR
		ZIP:			00926

	FORMER COMPANY:
	FORMER CONFORMED NAME:
	DATE OF NAME CHANGE:
	FORMER COMPANY:
	FORMER CONFORMED NAME:
	DATE OF NAME CHANGE:



FILED BY:


	COMPANY DATA:

		COMPANY CONFORMED NAME:		LSV ASSET MANAGEMENT
		CENTRAL INDEX KEY:		0001050470
		IRS NUMBER:				23-2772200
		STATE OF INCORPORATION:		DE
		FISCAL YEAR END:			1231


	FILING VALUES:

		FORM TYPE:		SC 13G


	BUSINESS ADDRESS:

		STREET 1:		1 N. WACKER DRIVE
		STREET 2:		SUITE 4000
		CITY:			CHICAGO
		STATE:		IL
		ZIP:			60606
		BUSINESS PHONE:	3124602443


	MAIL ADDRESS:

		STREET 1:		1 N. WACKER DRIVE
		STREET 2:		SUITE 4000
		CITY:			CHICAGO
		STATE:		IL
		ZIP:			60606


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. ___)*


                                ORIENTAL FINANCIAL GROUP INC.
                                (Name of Issuer)


                      Class A Common Stock, no par value per share
                         (Title of Class of Securities)


                                    68618W100
                                 (CUSIP Number)



                                  December 31, 2008
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [X] Rule 13d-1(b)

      [] Rule 13d-1(c)

      [ ] Rule 13d-1(d)


1.    NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
      LSV Asset Management
      23-2772200

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (a) [ ]
                                                                         (b) []

3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION
      State of Delaware

              5.     SOLE VOTING POWER
                    	1,220,349
  NUMBER OF
   SHARES     6.     SHARED VOTING POWER
BENEFICIALLY         0
  OWNED BY
    EACH      7.     SOLE DISPOSITIVE POWER
  REPORTING          1,220,349
   PERSON
    WITH      8.     SHARED DISPOSITIVE POWER
                     	0

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      1,220,349

10.   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
      Instructions)                                                          [ ]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
      5.023%

12.   TYPE OF REPORTING PERSON (See Instructions)
      IA




ITEM 1(A).        NAME OF ISSUER.
                  ORIENTAL FINANCIAL GROUP INC.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.
                  997 SAN ROBERTO STREET, ORIENTAL CENTER 10TH FLOOR
			PROFESSIONAL OFFICES PARK
                  SAN JUAN, PR  00926

ITEM 2(A).        NAMES OF PERSON FILING.
                  LSV ASSET MANAGEMENT

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                  1 N. WACKER DRIVE, SUITE 4000
	   		CHICAGO, IL  60606

ITEM 2(C).        CITIZENSHIP.
                  State of Delaware

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.
                  COMMON STOCK, CLASS A

ITEM 2(E).        CUSIP NUMBER.
                  68618W100

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13d-2(b) OR
          (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) [ ]  Broker or dealer registered under Section 15 of the Exchange Act.

    (b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange
             Act.

    (d) [] Investment company registered under Section 8 of the Investment Company Act.

    (e) [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.            OWNERSHIP.

                   (a)   Amount beneficially owned:  1,220,349 shares

                   (b)   Percent of class:  5.023%

                   (c)   Number of shares as to which the person has:

                         (i)   Sole power to vote or to direct
                               the vote:                              1,220,349
                         (ii)  Shared power to vote or to direct
                               the vote:                                      0
                         (iii) Sole power to dispose or to direct
                               the disposition of:                    1,220,349
                         (iv)  Shared power to dispose or to direct
                               the disposition of:                            0

ITEM 5.            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                   PERSON.

                   N/A

                   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
ITEM 7.            COMPANY OR CONTROL PERSON.

                   N/A

ITEM 8.            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  N/A

ITEM 9.            NOTICE OF DISSOLUTION OF GROUP.

                   N/A

ITEM 10.           CERTIFICATIONS.

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

						Date: February 11, 2009


                                    LSV ASSET MANAGEMENT



                                    By: Tremaine Atkinson
                                    Title:Chief Operating Officer